Exhibit 5




                                 August 11, 1998



Board of Directors
Regent Assisted Living, Inc.
121 S.W. Morrison Street, Suite 1000
Portland, Oregon  97204


     We have acted as counsel for Regent Assisted Living, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 200,000 shares of common stock (the "Shares") of the Company which are issuable in connection with the Regent Assisted Living, Inc. Stock Option Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       STOEL RIVES LLP